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Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
July 14, 2004	Bo Piela (617) 768-6579	Sally Curley (617) 768-6140

Genzyme Achieves Excellent Growth In Second Quarter

Expects Strong Performance to Offset Impact of Planned ILEX Merger;
Maintains Full-Year Non-GAAP EPS Guidance

        CAMBRIDGE, Mass.—Genzyme Corp. (Nasdaq: GENZ) today reported strong sales and earnings growth for the second quarter of 2004. The company also revised its financial guidance for the year—raising sales projections for several major products and businesses and increasing overall revenue guidance, while maintaining its non-GAAP EPS guidance in anticipation that strong top- and bottom-line growth will offset dilution from the expected merger with ILEX Oncology Inc.

        Total revenue rose 58 percent in the second quarter to reach $549.6 million, up from $347.7 million in the same period a year ago. The increase was driven by the outstanding performance of Fabrazyme® (agalsidase beta) and Renagel® (sevelamer hydrochloride) and also reflects important contributions from other businesses, including the recently integrated biosurgery and transplant businesses. Results for last year's second quarter represent the operations of the Genzyme General division only. Genzyme consolidated its capital structure on June 30, 2003, by eliminating its tracking stocks. The company now expects total revenue for 2004 to reach $2.065-$2.185 billion, an increase from previous guidance of $1.930-$2.030 billion.

        Net income for the second quarter was $78.2 million, or $0.34 per diluted share, compared with net income of $70.8 million, or $0.32 per diluted share, for the same quarter last year. Excluding special items and amortization, net income increased 36 percent to $102.2 million, or $0.44 per share, compared with $75.3 million, or $0.34 per share, in the second quarter a year ago.

        Special items included $9.6 million, or $0.03 per share, in expenses associated with the redemption of Genzyme's 3 percent convertible subordinated debentures, and a charge of $1.1 million related to the sale of inventory acquired from SangStat Medical Corp. Amortization amounted to $27.2 million, or $0.07 per share.

        Genzyme now expects to report GAAP earnings this year of $1.35-$1.40 per share. Amortization for the year—including the impact of the anticipated ILEX merger and the acquisition of IMPATH Inc.'s oncology testing business—is expected to be approximately $119 million, compared with previous guidance of $103 million. Genzyme continues to expect to report non-GAAP earnings of $1.65-$1.75 per share for 2004, consistent with previous guidance.

        This guidance reflects six months of the anticipated impact of the ILEX merger, which is expected to close this summer following clearance by the Federal Trade Commission. Genzyme believes it has made excellent progress in its discussions with the FTC staff, and the company has submitted a draft settlement agreement that is now under review. Genzyme believes that it will soon reach agreement in principle with the FTC regarding a settlement. ILEX shareholders recently approved the proposed merger. Genzyme expects to issue a maximum of approximately 22 million shares to complete the merger, which would increase the weighted average number of shares of Genzyme stock outstanding for the full year to approximately 240 million.

        "Genzyme had a very strong first two quarters and is moving forward into the second half of the year with significant momentum," said Henri A. Termeer, chairman and chief executive officer of Genzyme Corp. "The strength of our top and bottom lines continues to allow us to build and diversify the company by investing in R&D and completing transactions that add important programs."

        Genzyme expects earnings of $0.42-$0.44 per share in the third quarter of this year. The company reiterated its goal of delivering earnings growth of approximately 20 percent annually.

        Selling, general and administrative expenses in the second quarter totaled $152.9 million, compared with $95.2 million in the same quarter last year. The increase in SG&A expenses reflects the integration of the SangStat and IMPATH businesses, along with the addition of Genzyme's Biosurgery and Molecular Oncology units. SG&A expenses for the year—including the IMPATH and ILEX transactions—are now projected to be $605-$615 million, compared with previous guidance of $565-$575 million.

        Research and development spending totaled $97.5 million before the impact of FIN46, compared with $58.8 million in the second quarter year ago, reflecting the addition of the SangStat, Biosurgery and Molecular Oncology businesses. For the year, R&D expenses are now expected to be $410-$420 million, including the anticipated addition of ILEX programs. Previous guidance was $385-$395 million.

        The company's effective net tax rate was 30 percent for the second quarter. Excluding special items and amortization, it was 31.7 percent. For the year, the tax rate is expected to be 29 percent. Excluding special items and amortization, the tax rate is expected to be approximately 31 percent, within the previous guidance range.

        Following the redemption of its 3 percent convertible subordinated debentures and the completion of its acquisition of IMPATH's oncology testing business, Genzyme ended the second quarter with $657.0 million in cash and marketable securities.

Product Revenues

        Genzyme's revenues are allocated within six segments: Renal, Therapeutics, Biosurgery, Transplant, Diagnostics/Genetics, and Other.

        Within the Renal business, Renagel revenue grew 33 percent to $87.6 million, up from $66.0 million in the second quarter last year. Renagel revenue includes product sales, royalties on product sales in Japan, and sales of bulk sevelamer to Chugai Pharmaceutical Co. Ltd., Genzyme's commercial partner in Japan. Renagel revenue for the year is now expected to be $335-$355 million, compared with previous guidance of $325-$345 million, driven by growing penetration of existing markets and efforts to increase dose levels and improve patient compliance.

        Total Therapeutics revenues for the second quarter were $276.5 million, 31 percent higher than the $210.4 million recorded in the same period a year ago. Therapeutics revenues are now expected to reach $1.037-$1.083 billion this year, compared with previous guidance of $990 million-$1.030 billion.

        Within the Therapeutics business, sales of Fabrazyme enzyme replacement therapy for Fabry disease more than tripled to $49.6 million, up from $15.4 million in the same quarter last year. Approximately $19.5 million of second-quarter sales came from the United States. Fabrazyme's growth is being driven by a steady increase in the number of patients on therapy in both the United States and Europe, along with the rapid adoption of the product in Japan, where Fabrazyme was introduced during the second quarter. Recent launches in Canada, Australia and other markets will start to contribute to sales growth in the second half of this year. Genzyme now expects Fabrazyme revenue to reach $185-$200 million in 2004, an increase from previous guidance of $170-$185 million. Approximately 1,200 patients are now receiving Fabrazyme around the world.

        Sales of Cerezyme® (imiglucerase for injection) enzyme replacement therapy for Type 1 Gaucher disease were $209.4 million for the quarter, up 13 percent from $184.7 million from the same period a year ago. For the year, Cerezyme sales are expected to reach $800-$820 million, an increase from previous guidance of $770-$790 million. Approximately 4,000 patients are receiving Cerezyme worldwide.

        Sales of Aldurazyme® (laronidase) enzyme replacement therapy for patients with MPS I were $9.2 million in the second quarter, compared with $1.1 million in the same quarter last year. Approximately 300 patients are currently receiving Aldurazyme globally, and Genzyme continues to identify new patients by reaching out to pediatricians, geneticists and other physician groups. The company is commercializing Aldurazyme through a joint venture with BioMarin Pharmaceutical Inc. Therefore, Aldurazyme sales are not included within Genzyme revenues.

        Sales of Thyrogen® (thyrotropin alfa for injection) increased 67 percent to $16.3 million, compared with $9.8 million in last year's second quarter. For the year, Thyrogen sales are expected to reach $50-$60 million, an increase from previous guidance of $48-$52 million. The product is currently indicated for use as an adjunctive diagnostic in follow-up screenings of thyroid cancer patients. Its growth is being driven by an expanding body of peer-reviewed literature addressing the importance of careful management of thyroid cancer patients and a growing appreciation of the role of Thyrogen in patient follow up.

        Genzyme is seeking to expand Thyrogen's use to therapeutic applications, and during the quarter it reported promising results from a comparative clinical study evaluating the product as a therapy for the ablation of thyroid tumor remnants. The company intends to file for a label expansion in Europe based on these results, and to continue discussions with the FDA about a U.S. filing. Genzyme is also studying the use of Thyrogen for the treatment of goiter.

        Revenue for the Biosurgery business unit was $59.6 million for the second quarter, and Genzyme now expects the unit's revenue to reach $208-$222 million this year, compared with previous guidance of $213-$225 million. Sales of the Biosurgery unit's largest product, Synvisc® (hylan G-F 20), which is used to treat knee pain for osteoarthritis, were $27.5 million in the quarter. For the year, Genzyme now expects Synvisc sales of $100-$105 million, compared with previous guidance of $110-$115 million.

        Within the Biosurgery business in the second quarter, Genzyme also received U.S. marketing approval for Hylaform® (Hylan-B gel), a cosmetic dermal filler for the correction of facial wrinkles. The product is distributed by Inamed Corp.

        Revenue for Genzyme's Transplant business was $36.5 million for the second quarter. Sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (anti-thymocite-globulin, equine), were $25.3 million in the quarter. These products, which Genzyme acquired with the purchase of SangStat in September 2003, are used to treat acute rejection in renal transplant patients.

        Revenue for Genzyme's Diagnostics/Genetics segment grew 50 percent to $71.7 million, up from $47.9 million in last year's second quarter. Within this area, revenue for genetic testing services nearly doubled compared with the same period last year, bolstered by revenue from IMPATH's oncology testing business, which Genzyme acquired on May 1, 2004. Revenue for genetic testing services is now expected to reach $185-$195 million this year, up from $110-$120 million. Based on this projected growth, Genzyme increased guidance for its Diagnostics/Genetics segment to $275-$290 million, up from $200-$215 million.

        Other revenue—including sales of WelChol® (colesevelum hydrochloride) and pharmaceutical intermediates—totaled $17.7 million in the second quarter, compared with $19.7 million for the same period last year.

        Genzyme's guidance for 2004 now includes $15-$20 million in Oncology revenues, in anticipation of the completion of the ILEX merger.

        Complete financial guidance for Genzyme Corp. follows this release in an accompanying table, along with other financial statements.

Pipeline Highlights

        During the second quarter, Genzyme made important progress within a number of its development programs. Within its Myozyme® (alglucosidase alfa) program, the company completed enrollment in three clinical trials: Studies 1602 and 1702 for patients with infantile-onset Pompe disease, and Study 2303 for patients with late-onset Pompe disease. The latter is an observational study that will help define the parameters of a subsequent treatment trial. Genzyme remains on track to submit a marketing application for Myozyme in Europe at the end of this year and to submit applications in Japan and the United States in the middle of next year.

        Also during the quarter, Genzyme and its joint venture partner Dyax Corp. announced that the EDEMA1 clinical trial had met its primary endpoint. The trial is evaluating the use of DX-88 for the treatment of Hereditary Angioedema. The companies plan to meet with regulatory authorities in the coming months to discuss the submission of marketing applications based on the results of this Phase 2 study and the ongoing open-label EDEMA2 trial.

        Last month, Genzyme formed a joint venture with Medtronic Inc. to accelerate the development of innovative new treatments for heart disease. The companies will focus on completing an ongoing Phase 2 clinical trial investigating the use of cell therapy to repair damaged heart tissue, developing a portfolio of advanced delivery devices that will locally deliver therapeutic cells to the heart in a less invasive manner, and conducting long-term cell therapy research into repairing damaged heart tissue.

About Genzyme

        Genzyme Corp. is a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases. The company's broad product portfolio is focused on rare genetic disorders, renal disease, osteoarthritis and immune-mediated diseases, and includes an industry-leading array of diagnostic products and services. Genzyme's commitment to innovation continues today with research into novel approaches to cancer, heart disease, and other areas of unmet medical need. More than 6,400 Genzyme employees in offices around the globe serve patients in over 80 countries. Genzyme's press releases and other company information are available at www.genzyme.com and by calling Genzyme's investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

Safe-harbor paragraph

        This press release contains forward-looking statements, including statements regarding third-quarter and full-year financial guidance, earnings growth, timing for the completion of the ILEX merger and the expected financial impact of the transaction, expansion plans for Thyrogen, timing for the submission of regulatory approval applications for Myozyme, plans to meet with regulatory authorities regarding approval of DX-88, and other statements regarding Genzyme's future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme's ability to consummate the ILEX merger and its ability to successfully integrate that business; Genzyme's ability successfully to complete preclinical and clinical development of its product candidates, including Myozyme; Genzyme's ability to expand the use of current products in existing and new indications, including Thyrogen, Renagel, Synvisc, and Thymoglobulin; Genzyme's ability to maintain and obtain regulatory approvals for products and services; Genzyme's ability to successfully identify and market to new patients; the accuracy of Genzyme's estimates regarding patient populations; Genzyme's success in marketing its products and services against new and existing competitive products and services; the availability and amount of reimbursement for Genzyme's products and services from third-party payors; Genzyme's ability to manufacture products and product candidates in a timely and cost effective manner; Genzyme's ability to effectively manage inventory levels; changes in legislation and regulations affecting the sale of Genzyme's products and services; and the other factors described in Genzyme's periodic filings with the Securities and Exchange Commission. Please see the disclosure under the heading "Factors Affecting Future Operating Results" in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the Genzyme Quarterly Report on Form 10-Q for the year quarter ending March 31, 2004, for a more complete discussion of these and other risk factors. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of July 14, 2004, and Genzyme undertakes no obligation to update or revise the statements.

        Genzyme®, Cerezyme®, Fabrazyme®, Renagel®, Thyrogen®, Synvisc® and Hylaform® are registered trademarks and Myozyme™ is a trademark of Genzyme Corporation. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. WelChol® is a registered trademark of Sankyo Pharma Inc. SangStat® and Thymoglobulin® and Lymphoglobulin® are registered trademarks of SangStat Medical Corporation or its subsidiaries. All rights reserved.

Conference Call Information

        There will be a conference call today at 11:00 a.m. EDT to discuss Genzyme Corporation's second quarter 2004 financial results. If you would like to participate in the call, please dial 719-457-2642. A replay of this call will be available from 2:30 p.m. EDT today through midnight on July 21 by dialing 719-457-0820. Please refer to reservation number 558367. This call will also be Webcast live on the investor events section of www.genzyme.com.

Upcoming Events

        Genzyme will report its third quarter financial results on October 20. If you would like to participate in the call please dial 719-457-2642. A replay of this call will be available through midnight EDT on October 27 by dialing 719-457-0820. Please refer to reservation number 205889. Please check www.genzyme.com one week prior to the reporting date for any changes to this information.

GENZYME CORPORATION
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Total revenues	$549,588	$418,903	$1,040,839	$800,762

Operating costs and expenses:
Cost of products and services sold	142,868	119,577	269,830	231,389
Selling, general and administrative	152,850	130,807	296,070	245,031
Research and development	99,370	79,063	192,186	154,694
Amortization of intangibles	27,245	17,641	53,490	35,146
Charge for impairment of goodwill(1)	—	102,792	—	102,792
Charge for impaired asset(2)	—	2,898	—	2,898

Total operating costs and expenses	422,333	452,778	811,576	771,950

Operating income (loss)	127,255	(33,875)	229,263	28,812

Other income (expenses):
Equity in loss of equity method investments	(4,274)	(4,804)	(8,105)	(8,998)
Gain (loss) on investments in equity securities	71	(3,620)	424	(3,620)
Minority interest	964	—	2,126	—
Loss on sale of product line(3)	—	(29,367)	—	(29,367)
Other	(390)	769	(714)	1,519
Investment income	5,603	12,428	13,279	24,042
Interest expense(4)	(17,495)	(6,335)	(27,821)	(12,825)

Total other income (expenses)	(15,521)	(30,929)	(20,811)	(29,249)

Income (loss) before income taxes	111,734	(64,804)	208,452	(437)
Provision for income taxes	(33,558)	(9,726)	(62,382)	(28,724)

Net income (loss)	$78,176	$(74,530)	$146,070	$(29,161)

Net income (loss) per share:
Allocated to Genzyme General Stock(5):
Net income	$78,176	$62,781	$146,070	$120,574
Tax benefit allocated from Genzyme Biosurgery	—	6,398	—	8,720
Tax benefit allocated from Genzyme Molecular Oncology	—	1,657	—	3,420

Net income allocated to Genzyme General Stock	$78,176	$70,836	$146,070	$132,714

Net income per share of Genzyme General Stock:
Basic	$0.35	$0.33	$0.65	$0.62

Diluted(6)	$0.34	$0.32	$0.63	$0.60

Weighted average shares outstanding:
Basic	226,578	216,313	226,145	215,702

Diluted(6)	231,544	222,867	231,731	221,650

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income (loss) per share (continued):
Allocated to Biosurgery Stock(5):
Net loss	—	$(152,554)	—	$(166,656)
Allocated tax benefit	—	11,597	—	14,005

Net loss allocated to Biosurgery Stock	—	$(140,957)	—	$(152,651)

Net loss per share of Biosurgery Stock—basic and diluted:		$(3.46)		$(3.76)

Weighted average shares outstanding	—	40,681	—	40,630

Allocated to Molecular Oncology Stock(5):
Net loss allocated to Molecular Oncology Stock	—	$(4,409)	—	$(9,224)

Net loss per share of Molecular Oncology Stock—basic and diluted	—	$(0.26)	—	$(0.54)

Weighted average shares outstanding	—	16,978	—	16,958

(1)
Represents the write off of the goodwill allocated to our orthopaedics reporting unit in June 2003 in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

(2)
Represents the impairment charge recorded in June 2003 to write down the carrying value of our cardiothoracic devices manufacturing facility in Fall River, Massachusetts to fair value.

(3)
Represents the estimated net loss on the sale of our cardiothoracic devices business to Teleflex Inc. in June 2003, which we allocated to the Biosurgery division.

(4)
In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Interest expense for the three and six months ended June 30, 2004 includes charges of $4.3 million for the premium paid upon redemption and $5.3 million to write off the unamortized debt fees associated with these debentures.

(5)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of our earnings are allocated to Genzyme General Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(6)
Net income per share on a diluted basis and weighted average shares-diluted for all periods presented include the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock, but exclude the potentially dilutive effect of the assumed conversion of our convertible subordinated debentures and notes because the conditions for conversion had not been met.

GENZYME CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30, 2004	December 31, 2003
Cash and all marketable securities(1)	$657,047	$1,227,460
Other current assets	944,828	909,490
Property, plant and equipment, net	1,202,580	1,151,133
Intangibles, net	1,698,383	1,517,791
Other assets	201,885	198,654

Total assets	$4,704,723	$5,004,528

Current liabilities	$512,570	$392,025
Noncurrent liabilities(1)	1,068,496	1,676,091
Stockholders' equity	3,123,657	2,936,412

Total liabilities and stockholders' equity	$4,704,723	$5,004,528

(1)
In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Upon redemption, we also recorded a non-cash charge of $5.3 million to interest expense to write off the unamortized debt fees associated with these debentures.

Genzyme Corporation
Guidance Analysis

	FY 2004 Original Guidance February 19, 2004		FY 2004 Revised Base Guidance July 14, 2004		Impact of Impath Guidance*		Impact of Ilex Guidance**		FY 2004 Revised Guidance July 14, 2004
Revenue
Cerezyme	770	790	800	820					800	820
Fabrazyme	170	185	185	200					185	200
Thyrogen	48	52	50	60					50	60
Other	2	3	2	3					2	3

Total Therapeutics	990	1030	1037	1083	0	0	0	0	1037	1083
Renal	325	345	335	355					335	355
Thymoglobulin	90	100	90	100					90	100
Other Products	40	45	40	45					40	45

Total Transplant	130	145	130	145	0	0	0	0	130	145
Synvisc	110	115	100	105					100	105
Sepra	58	62	58	62					58	62
Other Biosurgery	45	48	50	55					50	55

Total Biosurgery	213	225	208	222	0	0	0	0	208	222
Total Oncology	N/A	N/A	0	0			15	20	15	20
Diagnostic Products	90	95	90	95					90	95
Genetic Testing	110	120	120	125	65	70			185	195

Total Diag/Genetics	200	215	210	220	65	70	0	0	275	290
Total Other Products	65	70	65	70					65	70
Total Revenue	1930	2030	1985	2095	65	70	15	20	2065	2185
Gross Margin	76%	77%	76%	77%	35%	40%	100%	100%	75%	76%
SG&A	(565)	(575)	(575)	(585)	(19)	(21)	(7)	(9)	(605)	(615)
R&D	(385)	(395)	(385)	(395)	(2)	(3)	(20)	(22)	(410)	(420)
Amortization	(103)	(103)	(103)	(103)	(3)	(3)	(12)	(12)	(119)	(119)
Net Interest	(1)	1	(5)	(5)					(5)	(5)
Net Other	(14)	(15)	(15)	(15)					(15)	(15)
Tax Rate	29%	31%	31%	31%	31%	31%	31%	31%	31%	31%
GAAP EPS	$1.37	$1.47	$1.40	$1.50	$0.00	$0.00	($0.08)	($0.10)	$1.35	$1.40
Amortization	$0.28	$0.28	$0.28	$0.28	$0.00	$0.00	$0.02	$0.02	$0.31	$0.31
One Time Items	$0.00	$0.00	$0.04	$0.04	$0.00	$0.00	$0.00	$0.00	$0.04	$0.04
Non-GAAP EPS	$1.65	$1.75	$1.72	$1.82	$0.00	$0.00	($0.06)	($0.08)	$1.65	$1.75
Wtd Avg Shares O/S	230	230	231	231	0	0	9	11	240	240
Capex	180	200	180	200					180	200

*
Acquired IMPATH on May 1, 2004.

**
Assuming 6 months, as if closed July 1, 2004, excluding the impact of anticipated IPR&D.

        Note: Guidance Crosswalk is illustrative of individual line item ranges.
            Not meant to be exactly additive.

        This financial guidance, which is provided as part of a press release dated July 14, 2004, is subject to all of the qualifications and limitations described therein. Actual results may differ from these forward-looking statements due to numerous factors described in the press release.

Genzyme General (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)

	Q2-03	Q3-03(1)	Q4-03(1)	Q1-04(1)	Q2-04(1)	Q2-04 vs. Q2-03 % B/(W)	FY 2002	FY 2003(1)	YTD 06/30/04(1)
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$66,002	$75,468	$81,465	$83,523	$87,617	33%	$156,864	$281,701	$171,140
Other Renal	—	—	—	—	—	—	—	—

Total Renal product and service revenue	66,002	75,468	81,465	83,523	87,617	33%	156,864	281,701	171,140
Renal R&D revenue	—	—	—	—	—		—	—	—

Total Renal	66,002	75,468	81,465	83,523	87,617	33%	156,864	281,701	171,140
Therapeutics
Cerezyme enzyme	184,724	189,223	192,683	202,970	209,371	13%	619,184	733,817	412,341
Fabrazyme enzyme	15,430	21,452	31,889	38,103	49,620	222%	26,101	80,617	87,723
Thyrogen hormone	9,790	11,405	12,529	13,997	16,298	66%	28,270	43,438	30,295
Other Therapeutics	448	499	448	39	1,193	166%	871	1,802	1,232

Total Therapeutics product and service revenue	210,392	222,579	237,549	255,109	276,482	31%	674,426	859,674	531,591
Therapeutics R&D revenue	1	—	—	—	—	(100%)	834	1	—

Total Therapeutics	210,393	222,579	237,549	255,109	276,482	31%	675,260	859,675	531,591

Transplant
Thymoglobulin/Lymphoglobuline	—	4,898	25,055	25,012	25,260		—	29,953	50,272
Other Transplant	—	2,421	11,946	11,222	11,235		—	14,367	22,457

Total Transplant product and service revenue	—	7,319	37,001	36,234	36,495		—	44,320	72,729
Transplant R&D revenue	—	—	—	—	—		—	—	—

Total Transplant	—	7,319	37,001	36,234	36,495		—	44,320	72,729

Biosurgery
Synvisc viscosupplementation product and services	—	29,754	25,825	22,363	27,520		—	55,579	49,883
Sepra products	—	11,951	14,008	14,212	15,579		—	25,959	29,791
Other Biosurgery	3,628	12,969	13,003	10,807	14,178	291%	12,828	32,414	24,985

Total Biosurgery product and service revenue	3,628	54,674	52,836	47,382	57,277	1479%	12,828	113,952	104,659
Biosurgery R&D revenue	—	4,721	406	321	2,302		—	5,127	2,623

Total Biosurgery	3,628	59,395	53,242	47,703	59,579	1542%	12,828	119,079	107,282

Diagnostics/Genetics
Diagnostic Products	22,554	21,116	21,722	23,370	22,917	2%	83,065	88,588	46,287
Genetic Testing	25,379	25,530	26,736	28,744	48,809	92%	89,745	102,147	77,553

Total Diagnostics/Genetics product and service revenue	47,933	46,646	48,458	52,114	71,726	50%	172,810	190,735	123,840
Diagnostic/Genetics R&D revenue	—	—	—	—	—		—	—	—

Total Diagnostics/Genetics	47,933	46,646	48,458	52,114	71,726	50%	172,810	190,735	123,840

Other
Other product and service revenue	18,919	21,487	16,242	14,784	16,444	(13%)	57,084	71,710	31,228
Other R&D revenue	788	4,084	2,174	1,784	1,245	58%	5,339	7,597	3,029

Total Other	19,707	25,571	18,416	16,568	17,689	(10%)	62,423	79,307	34,257

Total revenues	$347,663	$436,978	$476,131	$491,251	$549,588	58%	$1,080,185	$1,574,817	$1,040,839

	Q2-03	Q3-03(1)	Q4-03(1)	Q1-04(1)	Q2-04(1)	Q2-04 vs. Q2-03 % B/(W)	FY 2002	FY 2003(1)	YTD 06/30/04(1)
Revenues:
Total product and service revenue	$346,874	$428,173	$473,551	$489,146	$546,041	57%	$1,074,012	$1,562,092	$1,035,187
Total R&D revenue	789	8,805	2,580	2,105	3,547	350%	6,173	12,725	5,652

Total revenues	347,663	436,978	476,131	491,251	549,588	58%	1,080,185	1,574,817	1,040,839
Total product and service gross profit	255,200	313,310	344,159	362,184	403,173	58%	808,194	1,143,123	765,357
SG&A expense	95,203	127,340	147,606	143,220	152,850	(61%)	323,683	455,395	296,070
R&D expense	58,834	82,974	97,588	92,816	99,370	(69%)	230,043	295,725	192,186
Amortization of intangibles	9,873	19,267	25,844	26,245	27,245	(176%)	38,998	64,720	53,490
Purchase of in-process research and development(2)	—	158,000	—	—	—		—	158,000	—
Charge for impaired assets(3)	—	7,996	—	—	—		13,986	7,996	—

Operating income (loss)	92,079	(73,462)	75,701	102,008	127,255	38%	207,657	174,012	229,263
Other income (expenses):
Equity in loss of equity method investments	(4,804)	(5,503)	(2,242)	(3,831)	(4,274)	11%	(16,858)	(16,743)	(8,105)
Gain (loss) on investments in equity securities	(3,620)	1,183	1,236	353	71	102%	(14,497)	(1,201)	424
Minority interest	—	—	2,232	1,162	964		—	2,232	2,126
Gain on sale of product line(4)	—	—	1,709	—	—		—	1,709	—
Other	774	(338)	(222)	(324)	(390)	(150%)	(152)	994	(714)
Investment income	12,058	11,422	7,551	7,676	5,603	(54%)	48,944	42,312	13,279
Interest expense(5)	(4,328)	(4,382)	(9,393)	(10,326)	(17,495)	(304%)	(17,847)	(22,380)	(27,821)

Income (loss) before income taxes	92,159	(71,080)	76,572	96,718	111,734	21%	207,247	180,935	208,452

Provision for income taxes	(29,378)	(24,653)	(19,270)	(28,824)	(33,558)	(14%)	(56,516)	(98,792)	(62,382)

Division net income (loss) before allocated tax benefits	62,781	(95,733)	57,302	67,894	78,176	25%	150,731	82,143	146,070
Allocated tax benefits	8,055	—	—	—	—	(100%)	27,795	12,140	—

Net income (loss) allocated to Genzyme General Stock(6)	$70,836	$(95,733)	$57,302	$67,894	$78,176	10%	$178,526	$94,283	$146,070

Net income (loss) per share of Genzyme General Stock-diluted(6,7,8)	$0.32	$(0.43)	$0.25	$0.29	$0.34	6%	$0.81	$0.42	$0.63

Weighted average shares outstanding-diluted(7,8)	222,867	222,000	229,970	231,917	231,544	4%	219,388	225,419	231,731

	Q2-03	Q3-03(1)	Q4-03(1)	Q1-04(1)	Q2-04(1)	FY 2002	FY 2003(1)	YTD 06/30/04(1)
Total product and service revenue	$346,874	$428,173	$473,551	$489,146	$546,041	$1,074,012	$1,562,092	$1,035,187
As a % of total product and service revenue:
Renagel (including Sevelamer)	19%	17%	17%	17%	16%	15%	18%	16%
Cerezyme enzyme	53%	44%	41%	41%	38%	58%	47%	40%
Fabrazyme enzyme	4%	5%	7%	8%	9%	2%	5%	8%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	0%	1%	5%	5%	5%	0%	2%	5%
Synvisc viscosupplementation product and services	0%	7%	5%	5%	5%	0%	3%	5%
Sepra products	0%	3%	3%	3%	3%	0%	2%	3%
Diagnostics/Genetics	14%	11%	10%	11%	13%	16%	12%	12%
Other	7%	9%	9%	7%	8%	6%	8%	8%
Total product and service gross margin	74%	73%	73%	74%	74%	75%	73%	74%
Total revenues	$347,663	$436,978	$476,131	$491,251	$549,588	$1,080,185	$1,574,817	$1,040,839
SG&A expense as % of total revenue	27%	29%	31%	29%	28%	30%	29%	28%
R&D expense as % of total revenue	17%	19%	20%	19%	18%	21%	19%	18%
Operating income (loss) as % of total revenue	26%	(17%)	16%	21%	23%	19%	11%	22%
Provision for income taxes as % of profit (loss) before tax	23%	(35%)	25%	30%	30%	14%	48%	30%

Balance sheet trends:	06/30/03	9/30/03(9)	12/31/03(9)	03/31/04(9)	06/30/04(9)	12/31/02	12/31/03(9)	06/30/04(9)

Cash and all marketable securities	$1,263,949	$869,912	$1,227,460	$1,235,859	$657,047	$1,149,145	$1,227,460	$657,047
Other current assets	673,076	842,180	909,490	907,286	944,828	633,501	909,490	944,828
Property, plant and equipment, net	841,175	926,569	1,151,133	1,156,083	1,202,580	749,840	1,151,133	1,202,580
Intangibles, net	925,890	1,537,571	1,517,791	1,537,411	1,698,383	933,360	1,517,791	1,698,383
Other assets	122,556	151,084	198,654	208,805	201,885	89,955	198,654	201,885

Total assets	$3,826,646	$4,327,316	$5,004,528	$5,045,444	$4,704,723	$3,555,801	$5,004,528	$4,704,723

Current liabilities	$284,563	$735,976	$392,025	$922,995	$512,570	$274,872	$392,025	$512,570
Noncurrent liabilities	676,602	815,637	1,676,091	1,082,140	1,068,496	695,045	1,676,091	1,068,496
Stockholders' equity	2,865,481	2,775,703	2,936,412	3,040,309	3,123,657	2,585,884	2,936,412	3,123,657

Total liabilities and stockholders' equity	$3,826,646	$4,327,316	$5,004,528	$5,045,444	$4,704,723	$3,555,801	$5,004,528	$4,704,723

Notes:

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our earnings are allocated to Genzyme General. Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

(2)
Represents charges for the purchase of in-process research and development of $(158,000)K recorded in September 2003 related to our acquisition of SangStat Medical Corporation.

(3)
Includes impairment charges of $(7,996)K recorded in September 2003 to write down the assets of our FocalSeal business and $(13,986)K recorded in December 2002 to write off engineering costs related to a proposed manufacturing facility in Framingham, Massachusetts.

(4)
Represents the final adjustment to the net loss on the sale of our cardiothoracic devices business to Teleflex Inc. in accordance with the sale agreement. We recorded an estimated net loss of $(29,367)K in June 2003, which we allocated to the Biosurgery division. However, as a result of the elimination of our tracking stock capital structure effective July 1, 2003, the final adjustment to the net loss is allocated to Genzyme General.

(5)
In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Interest expense for the three and six months ended June 30, 2004 includes charges of $(4,313)K for the premium paid upon redemption and $(5,329)K to write off the unamortized debt fees associated with these debentures.

(6)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of our earnings are allocated to Genzyme General Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(7)
For all periods except Q3-03, includes the dilutive effect of options, stock purchase rights and warrants allocated to Genzyme General but excludes the dilutive effect of the assumed conversion of the convertible subordinated notes and debentures allocated to Genzyme General because the conditions for conversion had not been met.

(8)
In Q3-03, excludes: (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock because the effect would be anti-dilutive due to the net loss for the period; and (ii) the potentially dilutive effect of the assumed conversion of the convertible subordinated notes and debentures allocated to Genzyme General because the conditions for conversion had not been met.

(9)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our assets and liabilities are allocated to Genzyme General.

GENZYME GENERAL (GENZ)
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004(1)	2003(1)	2004(1)	2003(1)
Total revenues	$549,588	$347,663	$1,040,839	$661,708

Operating costs and expenses:
Cost of products and services sold	142,868	91,674	269,830	174,714
Selling, general and administrative	152,850	95,203	296,070	180,449
Research and development	99,370	58,834	192,186	115,163
Amortization of intangibles	27,245	9,873	53,490	19,609

Total operating costs and expenses	422,333	255,584	811,576	489,935

Operating income	127,255	92,079	229,263	171,773

Other income (expenses):
Equity in loss of equity method investments	(4,274)	(4,804)	(8,105)	(8,998)
Gain (loss) on investments in equity securities	71	(3,620)	424	(3,620)
Minority interest	964	—	2,126	—
Other	(390)	774	(714)	1,554
Investment income	5,603	12,058	13,279	23,339
Interest expense(2)	(17,495)	(4,328)	(27,821)	(8,605)

Total other income (expenses)	(15,521)	80	(20,811)	3,670

Income before income taxes	111,734	92,159	208,452	175,443
Provision for income taxes	(33,558)	(29,378)	(62,382)	(54,869)

Net income	$78,176	$62,781	$146,070	$120,574

Allocated to Genzyme General Stock(3):
Net income	$78,176	$62,781	$146,070	$120,574
Tax benefit allocated from Genzyme Biosurgery	—	6,398	—	8,720
Tax benefit allocated from Genzyme Molecular Oncology	—	1,657	—	3,420

Net income allocated to Genzyme General Stock	$78,176	$70,836	$146,070	$132,714

Net income per share of Genzyme General Stock:
Basic	$0.35	$0.33	$0.65	$0.62

Diluted(4)	$0.34	$0.32	$0.63	$0.60

Weighted average shares outstanding:
Basic	226,578	216,313	226,145	215,702

Diluted(4)	231,544	222,867	231,731	221,650

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our earnings are allocated to Genzyme General. Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

(2)
In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Interest expense for the three and six months ended June 30, 2004 includes charges of $4.3 million for the premium paid upon redemption and $5.3 million to write off the unamortized debt fees associated with these debentures.

(3)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of our earnings are allocated to Genzyme General Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(4)
Net income per share on a diluted basis and weighted average shares-diluted for all periods include the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock, but exclude the potentially dilutive effect of the assumed conversion of our convertible subordinated debentures and notes because the conditions for conversion had not been met.

GENZYME GENERAL (GENZ)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30, 2004 (1)	December 31, 2003 (1)
Cash and all marketable securities (2)	$657,047	$1,227,460
Other current assets	944,828	909,490
Property, plant and equipment, net	1,202,580	1,151,133
Intangibles, net	1,698,383	1,517,791
Other assets	201,885	198,654

Total assets	$4,704,723	$5,004,528

Current liabilities	$512,570	$392,025
Noncurrent liabilities (2)	1,068,496	1,676,091
Stockholders' equity	3,123,657	2,936,412

Total liabilities and stockholders' equity	$4,704,723	$5,004,528

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our assets and liabilities are allocated to Genzyme General.

(2)
In June 2004, we completed the redemption of our 3% convertible subordinated debentures for cash, including $575.0 million in principal, accrued interest of approximately $0.8 million and $4.3 million in premium. Upon redemption, we also recorded a non-cash charge of $5.3 million to interest expense to write off the unamortized debt fees associated with these debentures.

GENZYME GENERAL RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
Quarter Ended June 30, 2004
(Amounts in thousands, except per share data)

	NON-GAAP Before Gains (Charges) & Amortization	Sangstat Acquisition- Related Costs	Convert Premium	Convert Fees	Amortization	NON-GAAP Before Effect of FIN 46	Effect of FIN 46	GAAP As Reported
Income Statement Classification:
Cost of products and services sold	$(141,817)	$(1,051)				$(142,868)		$(142,868)
Selling, general and administrative	$(152,779)					$(152,779)	$(71)	$(152,850)
Research and development	$(97,512)					$(97,512)	$(1,858)	$(99,370)
Amortization of intangibles	$—				$(27,245)	$(27,245)		$(27,245)
Equity in loss of equity method investments	$(5,238)					$(5,238)	$964	$(4,274)
Minority interest	$—					$—	$964	$964
Investment income	$5,602					$5,602	$1	$5,603
Interest expense	$(7,853)		$(4,313)	$(5,329)		$(17,495)	$—	$(17,495)

Summary:
Pretax profit	$149,672	$(1,051)	$(4,313)	$(5,329)	$(27,245)	$111,734	$—	$111,734
Provision for income taxes	(47,519)	387	1,587	1,961	10,026	$(33,558)	$—	$(33,558)

Net income allocated to Genzyme General Stock	$102,153	$(664)	$(2,726)	$(3,368)	$(17,219)	$78,176	$—	$78,176

Net income per share of Genzyme General Stock:
Basic	$0.45	$(0.003)	$(0.012)	$(0.014)	$(0.076)	$0.35	$—	$0.35
Diluted	$0.44	$(0.003)	$(0.012)	$(0.015)	$(0.074)	$0.34	$—	$0.34
Weighted average shares outstanding:
Basic	226,578	226,578	226,578	226,578	226,578	226,578	226,578	226,578
Diluted	231,544	231,544	231,544	231,544	231,544	231,544	231,544	231,544

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  Exhibit 99.1